RESTATED ARTICLES OF INCORPORATION
OF
INTERFACE, INC.
(March 17, 2008)

I.

The name of the Corporation is:

INTERFACE, INC.

II.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

III.

The Corporation shall have perpetual duration.

IV.

The Corporation is organized for the following purposes:

To manufacture, produce, assemble, fabricate, import, purchase or otherwise acquire, invest in, own, hold, use, maintain, service or repair, sell, rent, lease, pledge, mortgage, exchange, export, distribute, assign and otherwise dispose of, and to trade and deal in and with, at wholesale or retail, goods, wares, merchandise, commodities, articles of commerce and property of every kind and description, including, but not by way of limitation, carpet; and to engage in, conduct and carry on a general manufacturing, importing and exporting, merchandising, leasing, mercantile and trading business in any and all branches thereof.

To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.

IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Georgia Business Corporation Code may now or hereafter lawfully do, the Corporation shall have the power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

The foregoing provisions of this Article IV shall be construed both as purposes and powers and each as an independent purpose and power.  The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article IV, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of these Articles of Incorporation.

V.

A.           The total number of shares of capital stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock of $0.10 par value per share, 40,000,000 shares of Class B Common Stock of $0.10 par value per share (the Class A Common Stock and the Class B Common Stock hereinafter sometimes referred to collectively as the “Common Stock”), and 5,000,000 shares of Preferred Stock of $1.00 par value per share.

B.           The Corporation may purchase its own shares of capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law.

C.           The voting powers, designations, preferences and relative rights of the classes of Common Stock and Preferred Stock of the Corporation which are fixed by these Articles of Incorporation, and the authority expressly vested in the Board of Directors to fix by resolution or resolutions providing for the issue of Preferred Stock the voting power (if any), designations, preferences and relatives rights of the shares of Preferred Stock which are not fixed by these Articles of Incorporation, are as follows:

(1)           The Class A Common Stock and the Class B Common Stock shall be identical in all respects and the holders thereof shall have equal rights and privileges, except as otherwise provided in this Article V or required by law.

(2)           Subject to the provisions of any applicable law, or of the By-Laws of the Corporation as from time to time amended, with respect to the fixing of a record date for the determination of shareholders entitled to vote and except as otherwise provided by any applicable law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes.  The holders of outstanding shares of Common Stock shall be entitled to vote as follows:

(a)           With respect to the election of directors, holders of Class A Common Stock voting as a separate class shall be entitled to elect the largest number of directors that constitutes a minority of the Board of Directors and holders of Class B Common Stock voting as a separate class shall be entitled to elect the smallest number of directors that constitutes a majority of the Board of Directors.

(b)           The holders of Class A Common Stock as a separate class shall be entitled by majority vote to remove, with or without cause, any director elected by the holders of Class A Common Stock and the holders of Class B Common Stock as a separate class shall be entitled by majority vote to remove, with or without cause, any director elected by the holders of Class B Common Stock.

(c)           Any director elected by the Board of Directors to fill a vacancy shall serve until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified.  Any vacancy in the office of a director elected by the holders of Class A Common Stock may be filled by majority vote of such holders voting as a separate class and any vacancy in the office of a director elected by the holders of Class B Common Stock may be filled by majority vote of such holders voting as a separate class or, in the absence of a shareholder vote, in either case by majority vote of the remaining directors elected by holders of the same class.  Any vacancy created by increasing the number of directors may be filled by majority vote of the holders of Class A Common Stock voting as a separate class or of the holders of Class B Common Stock voting as a separate class or, in the absence of a shareholder vote, in either case by majority vote of the directors of such class, whichever is necessary in order to insure that holders of Class B Common Stock (or directors elected by them) shall have elected the smallest number of directors constituting a majority of Board of Directors, and that holders of Class A Common Stock (or directors elected by them) shall have elected the other members of the Board of Directors.

(d)           Except as otherwise provided herein or in the By-Laws of the Corporation or otherwise required by law, the holders of Class A and Class B Common Stock shall vote together as a single class on all matters submitted for vote of the shareholders, with each share being entitled to one vote.

(e)           Anything in this paragraph C to the contrary notwithstanding, Class A and Class B Common Stock shall be deemed to be in all respects a single class of Common Stock, and no distinction whatsoever shall exist between the voting rights or any other rights and privileges of the holders of Class A and Class B Common Stock from and after the earlier of the following:

(i)           the first date (after the effective date of these Amended and Restated Articles of Incorporation) on which the number of issued and outstanding shares of Class B Common Stock shall constitute less than 10% of the aggregate number of issued and outstanding shares of Class A and Class B Common Stock; or

(ii)           June 30, 1983, unless the Corporation has theretofore completed the issuance and sale of shares of Class A Common Stock to underwriters in connection with a public offering thereof registered on a Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

(f)           Anything in this subparagraph (2) to the contrary notwithstanding:  (i) At any time when no shares of Class B Common Stock are issued and outstanding the holders of Class A Common Stock shall have exclusive voting power on all matters, and (ii) at any time when no shares of Class A Common Stock are outstanding the holders of Class B Common Stock shall have exclusive voting power on all matters.

(3)           Each holder of record of Class B Common Stock may at any time or from time to time, in such holder’s sole discretion, elect to convert any whole number of such holder’s Class B Common Stock into fully paid and nonassessable Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock converted.  Any such conversion may be effected by the holder surrendering the certificate or certificates evidencing the Class B Common Stock to be converted, duly endorsed, at the office of any transfer agent for the Class B Common Stock, together with a written notice (in form satisfactory to the Corporation) that the holder elects to convert all or a specified number of shares of Class B Common Stock and stating the name or names in which such holder desires the certificate or certificates for such shares of Class A Common Stock to be issued.  Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder’s nominee or nominees a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made at the close of business at the date of such surrender and the person or persons in whose names the certificates of Class A Common Stock are to be issued on such conversion shall be treated for all purposes as the holder or holders of such Class A Common Stock at such time.  Authorized shares of Class A Common Stock, to the extent that such shares shall be subject to issuance or reissuance upon conversion of shares of issued and outstanding Class B Common Stock as aforesaid, shall be held in reserve by the Corporation, without the necessity of a further declaration by the Board of Directors, to be issued or reissued only upon conversion of shares of issued and outstanding Class B Common Stock.  No Class B Common Stock may be issued unless the reserved shares of Class A Common Stock are sufficient to satisfy the conversion privilege that will then exist with respect to such Class B Common Stock when issued.

(4)           Any transfer of record of shares of Class B Common Stock other than to a Qualified Transferee (as herein defined) shall be conclusively deemed to constitute an election by the holder of record thereof to convert the said shares of Class B Common Stock into an equal number of shares of Class A Common Stock.  As used herein, Qualified Transferee means any one or more of (i) the transferor’s spouse, issue, parents or siblings, or a trust for the benefit of the transferor or any of such persons, (ii) in the event of the transferor’s death or legal disability, the transferor’s executor, administrator or personal representative, (iii) any transferee receiving the shares as a gift, legacy or inheritance, or as a distribution from a corporation or partnership in respect of the transferee’s ownership interest therein, or (iv) any other person approved by the Board of Directors or its designee upon written application submitted to the Secretary of the Corporation at least five business days prior to the date of the transfer.  Any shares of Class B Common Stock transferred beneficially but not of record may upon application by any record holder of Class B Common Stock be denied the right to vote and receive payment of dividends until the shares have been transferred of record.

(5)           Shares of Class B Common Stock (in addition to those issued in connection with the reclassification of the Corporation’s Common Stock effected on March 2, 1983) may be issued only (i) in connection with an acquisition by the Corporation or any of its subsidiaries of any other firm, corporation or business enterprise, (ii) pursuant to any employee benefit plan now in effect or hereafter adopted, (iii) in exchange for Class A Common Stock held by officers, directors or employees of the Corporation, or (iv) to effect a subdivision of such shares in the form of a stock split, stock dividend or other distribution in respect of such shares; provided, however, that at no time shall the number of shares; provided, however, that at no time shall the number of shares of Class B Common Stock issued and outstanding exceed 6,000,000 (as adjusted to reflect any subdivision, split, stock dividend, recapitalization, reclassification or consolidation of such shares).

(6)           Upon any stock dividend or other distribution in the form of Common Stock of the Corporation, only Class A Common Stock may be distributed in respect of Class A Common Stock and only Class B Common Stock may be distributed in respect of Class B Common Stock.  Whenever any such distribution is made, the same number of shares shall be distributed in respect of each outstanding share of Class A and Class B Common Stock.  The Corporation shall not combine or subdivide shares of either of such classes without at the same time making a proportionate combination or subdivision of shares of the other class.

(7)           Except as otherwise provided by applicable law, or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of shares of Preferred Stock shall not, by reason of such holding, (i) have any right to vote in the election of directors or for any other purpose, nor (ii) be entitled to notice of any meeting of shareholders.

(8)           Before any sum or sums shall be set aside or applied to the purchase of any outstanding shares of Common Stock, and before any dividend shall be declared or paid or any distribution ordered or made upon the Common Stock (other than a dividend payable in shares of Common Stock), the Corporation shall have complied with the dividend and sinking fund requirements (if any) set forth in any resolution or resolutions of the Board of Directors with respect to the issue of any series of Preferred Stock of which any shares shall at the time be outstanding.

(9)           Subject to the provisions of Paragraph C(8) of this Article V, and to such other limitations as may be specified in any resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends payable with respect to the Common Stock as may be declared by the Board of Directors from time to time.

(10)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which any series of the Preferred Stock is entitled as set forth in the resolution or resolutions of the Board of Directors providing for the issue thereof, the holders of outstanding shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share in all remaining assets of the Corporation available for distribution to its shareholders ratably according to the number of shares of Common Stock held by them.  Neither the merger nor consolidation of the Corporation with or into any other corporation or corporations, nor the merger or consolidation of any other corporation or corporations into or with the Corporation, nor the sale, transfer, mortgage, pledge or lease by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

(11)           The Preferred Stock may be issued from time to time in one or more series of any number of shares, except that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized.  Each series of Preferred Stock shall be distinctively designated by number, letter or descriptive words.

(12)           Authority is hereby expressly granted to and vested in the Board of Directors to issue the Preferred Stock at any time, or from time to time, as Preferred Stock of any one or more series, and, in connection with the establishment of each such series, to fix by resolution or resolutions providing for the issue of the shares thereof the voting powers, if any, and the designation, preferences and relative rights of each such series of Preferred Stock to the full extent now or hereafter permitted by these Articles of Incorporation and the laws of the State of Georgia, including, without limiting the generality of the foregoing, all of the following matters which may vary between each series:

(a)           The distinctive designation of such series and the number of shares which constitute such series, which number may be increased or decreased either before or subsequent to the issuance of any shares of such series (but not below the number of shares of such series then outstanding), from time to time by action of the Board of Directors;

(b)           The dividend rate of such series, the dates of payment thereof, and any limitations, restrictions or conditions on the payment of dividends, including whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on the shares of each series;

(c)           The price or prices at which, and the terms, times and conditions on which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holders of such shares;

(d)           The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment to the holders of shares of each series;

(e)           Whether the shares of such series shall be entitled to the benefit of a purchase, retirement or sinking fund to be applied to the redemption or purchase of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

(f)           Whether the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, or the shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g)           Whether the shares of such series shall have any voting rights, and, if voting rights are so granted, the extent of such voting rights and the terms and conditions under which such voting rights may be exercised;

(h)           Whether the issue of any additional shares of such series or of any future series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this subparagraph (12), and, if subject to additional restrictions, the extent of such additional restrictions; and

(i)           Whether the shares of such series shall be entitled to the benefit of limitations restricting the purchase of, the payment of dividends on, or the making of other distributions in respect of stock of any class of the Corporation, and the terms of any such restrictions; provided, however, that such restrictions shall not include any prohibition on the payment of dividends or with respect to distributions in the event of voluntary or involuntary liquidation established for any outstanding series of Preferred Stock theretofore issued.

D.           The Board of Directors may from time to time distribute to shareholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.

VI.

None of the holders of any capital stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.

VII.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor laws or laws.

VIII.

A.           Designation of Series B Preferred Stock.  There is hereby established a series of Preferred Stock of the Corporation that shall be designated as “Series B Participating Cumulative Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting such series shall be 1,000,000  The par value of each share of Series B Preferred Stock shall be $1.00.  If more than a total of 1,000,000 shares of Series B Preferred Stock shall be issuable upon the exercise of rights (the “Rights”) issued pursuant to the Rights Agreement dated March 7, 2008 and effective as of March 17, 2008, between the Corporation and Computershare Trust Company, N.A., as rights agent (as such agreement may be amended from time to time, the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 14-2-602 of the Georgia Business Corporation Code, as amended, and in accordance with the provisions of the Articles of Incorporation, shall adopt a resolution or resolutions increasing the previously determined total number of shares of Series B Preferred Stock authorized to be issued (to the extent that the Articles of Incorporation then permit) to the largest number of whole shares (rounded to the nearest whole number) issuable upon exercise of the Rights and directing that a statement of Articles of Amendment with respect to such increase in authorized shares of the Series B Preferred Stock be executed and filed with the Secretary of State of the State of Georgia.  The number of shares of the Series B Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of the outstanding Rights.

B.           Dividends and Distributions.

(1)           Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, if any, the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on the last day of March, June, September and December of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 and (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount (payable in kind) of all cash dividends or other distributions and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than (i) a dividend payable in shares of Common Stock (as defined below) of the Corporation or (ii) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock.  The multiple of such cash and non-cash dividends and distributions on the Common Stock applicable to the determination of the dividends to be paid on the Series B Preferred Stock, which shall initially be 100, but which shall be adjusted from time to time as provided herein, is referred to herein as the “Dividend Multiple.”  If the Corporation shall at any time after March 17, 2008 (the “Rights Declaration Date”), declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock or effect a subdivision or split or combination, consolidation or reverse stock split of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount which holders of shares of Series B Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.  For purposes hereof, “Common Stock” means the Corporation’s Class A Common Stock, par value $0.10 per share, and Class B Common Stock, par value $0.10 per share.

(2)           The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in Paragraph B(1) of this Article VIII immediately after it declares a dividend or distribution on the Common Stock (other than (a) a dividend payable in shares of Common Stock of the Corporation or (b) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)); provided, however, that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series B Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(3)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

C.           Voting Rights.  In addition to any other voting rights required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

(1)           Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Corporation.  The number of votes which a holder of a share of Series B Preferred Stock is entitled to cast, as the same may be adjusted from time to time, is hereinafter referred to as the “Vote Multiple.” If the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or split or combination, consolidation of reverse stock split of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case, the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series B Preferred Stock shall be entitled after such event shall be the Vote Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2)           Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation; provided, however, that, except as set forth in Paragraph C(3) of this Article VIII, the holders of shares of Series B Preferred Stock shall  vote with the holders of the Class A Common Stock in the election of directors.

(3)           Dividend Defaults on Series B Preferred Stock.

(a) If at any time dividends on any Series B Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon (whether or not consecutive), the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, all holders of Series B Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect one Director.

(b)           During any default period, such voting right of the holders of Series B Preferred Stock may be exercised initially at a special meeting called pursuant to Paragraph C(3)(c) of this Article VIII or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided, however, that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy.  The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right.  At any meeting at which holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancy, if any, in the Board of Directors as may then exist up to one Director or, if such right is exercised at an annual meeting, to elect one Director.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number.  After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Preferred Stock.

(c)           Notwithstanding anything to the contrary contained in the Corporation's Articles of Incorporation or Bylaws, unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder(s) owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph C(3)(c) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation.  Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request.  Such meeting may be called on similar notice by any shareholder(s) owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series.  Notwithstanding the provisions of this Paragraph C(3)(c), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

(d)           In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect one Director voting as a class, after the exercise of which right (i) the Director so elected by the holders of Preferred Stock shall continue in office until his or her successor shall have been elected by such holders or until the expiration of the default period, and (ii) any vacancy in the Board of Directors may (except as provided in Paragraph C(3)(b) of this Article VIII) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant.  References in this Paragraph C(3) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (ii) of the foregoing sentence.

(e)           Immediately upon the expiration of a default period, (i) the right of the holders of Preferred Stock, voting as a separate class, to elect Directors shall cease, (ii) the term of any Director elected by the holders of Preferred Stock, voting as a separate class, shall terminate, and (iii) the number of Directors shall be such number as may be provided for in the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of Paragraph C(3)(b) of this Article VIII (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Bylaws).  Any vacancies in the Board of Directors effected by the provisions of clauses (ii) and (iii) in the preceding sentence may be filled in any manner provided for in the Articles of Incorporation or Bylaws.

(4)           Except as otherwise provided herein, holders of Series B Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

D.           Certain Restrictions.

(1)           Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Paragraph B of this Article VIII are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series B Preferred Stock shall have been paid in full, the Corporation shall not:

(a)            declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(b)           declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c)           redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

(d)           redeem, purchase or otherwise acquire for value any shares of Series B Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series B Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(2)           The Corporation shall not permit any Subsidiary (as defined below) of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under Paragraph D(1) of this Article VIII, purchase or otherwise acquire such shares at such time and in such manner.

(3)           A “Subsidiary” of Corporation shall mean any corporation or other entity of which securities or other ownership interests entitled to cast as least a majority of the votes that would be entitled to be cast in an election of the Board of Directors of such corporation or other entity or other persons performing similar functions are beneficially owned, directly or indirectly, by the Corporation or by any corporation or other entity that is otherwise controlled by the Corporation.

(4)           The Corporation shall not issue any shares of Series B Preferred Stock except upon exercise of Rights issued pursuant to the Rights Agreement.

E.           Reacquired Shares.  Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Articles of Incorporation or as otherwise permitted under Georgia law.

F.           Liquidation, Dissolution or Winding Up.

(1)           Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made:

(a)           to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or

(b)           to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  The amount to which holders of Series B Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Corporation pursuant to the proviso to Paragraph F(1) of this Article VIII above is hereinafter referred to as the “Participating Liquidation Amount,” and the multiple of the amount to be distributed to holders of Common Stock upon the liquidation, dissolution or winding up of the Corporation applicable pursuant to said proviso, as such multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Liquidation Multiple.”  If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or split or combination, consolidation or reverse stock split of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the Liquidation Multiple thereafter applicable to the determination of the amount to which holders of shares of Series B Preferred Stock shall be entitled to receive after such event shall be the Liquidation Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2)            For purposes of this Paragraph F, none of the following events shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:  (a) the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation; (b) the combination, consolidation or merger of the Corporation with or into one or more other corporations or other associations; (c) the consolidation or merger of one or more corporations or other associations with or into the Corporation; or (d) participation by the Corporation in a share exchange.

G.           Certain Reclassification And Other Events.

(1)           If, after the Rights Declaration Date, holders of shares of Common Stock receive in respect of their shares of Common Stock any share of capital stock of the Corporation (other than any share of Common Stock of the Corporation), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a “Transaction”), then, and in each such event, the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Series B Preferred Stock shall be adjusted so that after such event the holders of Series B Preferred Stock shall be entitled, in respect of each share of Series B Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to

(a)           such additional dividends as equal the Dividend Multiple in effect immediately prior to such Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock,

(b)           such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights to which the holder of a share of Common Stock shall be entitled by virtue of the receipt in the Transaction of such capital stock, and

(c)           such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

(2)           If, after the Rights Declaration Date, holders of shares of Common Stock receive in respect of their shares of Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this Paragraph G(2), any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Fair Market Value (as defined below) of a share of Common Stock on the date of issuance of such right or warrant, then, and in each such event, the dividend rights, voting rights and rights upon the liquidation dissolution or winding up of the Corporation of the shares of Series B Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Fair Market Value of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

(3)           If, after the Rights Declaration Date, holders of shares of Common Stock receive in respect of their shares of Common Stock any right or warrant to purchase capital stock (other than shares of Common Stock), including as such a right, for all purposes of this Paragraph G(3), any security convertible into or exchangeable for capital stock of the Company (other than Common Stock), at a purchase price per share less than the Fair Market Value of a share of such capital stock on the date of issuance of such rights or warrant, then, and in each such event, the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Series B Preferred Stock shall each be adjusted so that after such event holders of Series B Preferred Stock shall be entitled, in respect of each share of Series B Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (a) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise, and multiplied again by the Discount Fraction (as defined below), (b) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise, and multiplied again by the Discount Fraction, and (c) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise, and multiplied again by the Discount Fraction.  For purposes of this Paragraph G(3), the “Discount Fraction” shall be a fraction the numerator of which shall be the difference between (x) the Fair Market Value of a share of the capital stock subject to a right or warrant distributed to holders of shares of Common Stock of the Corporation as contemplated by this Paragraph G(3) immediately after the distribution thereof and (y) the purchase price per share for such share of capital stock pursuant to such right or warrant, and the denominator of which shall be the Fair Market Value of a share of such capital stock immediately after the distribution of such right or warrant.

(4)           For purposes of this Paragraph G, the “Fair Market Value” of a share of capital stock of the Corporation (including a share of Common Stock) on any date shall be deemed to be the average of the daily closing price per share thereof over the 30 consecutive Trading Days (as defined below) immediately prior to such date; provided, however, that in the event that such Fair Market Value of any such share of capital stock is determined during a period which includes any date that is within 30 Trading Days after (a) the ex-dividend date for a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (b) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value shall be appropriately adjusted by the Board of Directors of the Corporation to take into account ex-dividend or post-effective date trading.  The closing price for any day shall be the last sale price, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by such system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Corporation).  The term “Trading Day” shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the New York Stock Exchange or such other national securities exchange as may be selected by the Board of Directors of the Corporation is open.  If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Fair Market Value, “Fair Market Value” shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Corporation.  In either case referred to in the foregoing sentence, the determination of Fair Market Value shall be described in a statement filed with the Secretary of the Corporation.

H.           Consolidation or Merger.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is exchanged or changed.  If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or split or combination, consolidation or reverse stock split of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

I.           Effective Time of Adjustments.

(1)           Adjustments to the Series B Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occur.

(2)           The Corporation shall give prompt written notice to each holder of a share of outstanding Series B Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Corporation of such shares required by the provisions hereof.  Notwithstanding the foregoing sentence, the failure of the Corporation to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

J.           No Redemption.  The Series B Preferred Stock shall not be redeemable.

K.           Rank.  The Series B Preferred Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Corporation's preferred stock, except any series that specifically provides that such series shall rank junior to the Series B Preferred Stock.

L.           Fractional Shares.  Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

M.           Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Preferred Stock, voting separately as a class, or if no shares of Series B Preferred Stock are then outstanding, without the approval of a majority of the Continuing Directors, as such term is defined in the Rights Agreement.